NYNEX CORPORATION
                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS


1.  Eligibility

        Each member of the Board of Directors of NYNEX Corporation ("NYNEX") who is not an employee of NYNEX , or of any of its subsidiaries or affiliates, is eligible to participate in this Deferred Compensation Plan for Non-Employee Directors ("Plan").

2.  Compensation

        For the purposes of this Plan, the term "compensation" means fees payable in cash or shares of NYNEX's Common Stock ("Common Stock") for services as a Board member, including the annual retainer paid to each Director, the retainer paid to the chairperson of a committee of the Board, and meeting fees.

3.  Administrator

        The Plan shall be administered, construed and interpreted by a committee (the "Committee") which shall be comprised of three members of NYNEX's Board of Directors who are not eligible under Section 1 hereof to participate in the Plan, or such lesser number of such members of NYNEX's Board of Directors as there may be from time to time.

4.  Participation

        (a) Prior to the beginning of any calendar year (except as provided in item 4(d)), each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation which would otherwise have been payable currently during such calendar year and subsequent calendar years shall be deferred subject to the terms of the Plan.

        (b) An election to participate in the Plan shall be in the form of a document executed by the Director and filed with the Secretary of NYNEX. Except as provided in Item 4(d), an election related to compensation otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year. An election shall continue until a

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Director ceases to be a Director of NYNEX or until he or she terminates or modifies such election by written notice. For purposes of the preceding sentence and for purposes of Items 7(a) and 7(c) hereof, a Director who resigns from the Board and within 60 days thereafter becomes a member of the board of directors of an affiliated company shall be considered to "cease to be a Director of NYNEX" upon retirement or resignation from the board of such affiliated company. Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to all compensation otherwise payable in subsequent calendar years.

        (c) A Director who has filed a termination of election may thereafter again file an election to participate for any calendar year or years subsequent to the filing of such election.

        (d) Prior to June 1, 1996, each eligible Director may file an election described in Item 4(a) with respect to compensation otherwise payable currently for the period July 1, 1996 through December 31, 1996. Any such election (i) may terminate or modify an election previously filed with respect to such compensation; (ii) shall become irrevocable on June 1, 1996 with respect to such compensation; and (iii) shall continue in effect with respect to compensation payable after December 31, 1996 unless terminated or modified in accordance with
Item 3(b).

5.  Deferred Compensation Accounts

        (a) All deferred amounts related to compensation which would otherwise have been payable currently in cash shall be held in the general funds of NYNEX and shall be credited to the Director's account and shall bear interest from the date such compensation would otherwise be paid. The interest credited to the account will be compounded quarterly at the end of each calendar quarter. The rate of interest so credited shall be equal to the average U.S. Treasury 10-year note rate for the previous calendar quarter.

        (b) Subject to Item 6, all deferred amounts related to compensation which would otherwise have been payable currently in shares of Common Stock shall be credited to the Director's account as deferred shares of Common Stock ("Deferred Shares"). The Director's account shall also be credited on each dividend payment date for Common Stock with an amount equivalent to the dividend payable on the number of shares of Common Stock equal to the number of Deferred Shares in the Director's account on the record date for such dividend. Such amount shall then be converted to a number of additional Deferred Shares determined by dividing such amount by the price of Common Stock, as determined in the following sentence. The price of Common Stock


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related to any dividend payment date shall be the average of the daily high and low sale prices of Common Stock on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such dividend payment date, or the period of five trading days immediately preceding such dividend payment date if the NYSE is closed on the dividend payment date.

        (c) In the event of any change in outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee in its sole discretion shall make such adjustments, if any, that it deems appropriate in the number of Deferred Shares then credited to Directors' accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

6.  Issuance of NYNEX Shares to Trust

        (a) In the sole discretion of the Committee, shares of Common Stock which are not currently issued to a Director as a result of such Director's election to participate in this Plan may instead be issued to and held by the NYNEX Corporation Trust for Non-Employee Directors (the "Trust"). In the event such shares are issued to the Trust, the Director's Deferred Compensation Account under this Plan shall not be credited with the amounts described in Item 5(b).

        (b) The trustee under the Trust ("Trustee") will be directed to hold the shares of Common Stock issued to the Trust, receive dividends on such shares, reinvest such dividends in additional shares of Common Stock as soon as practicable after the receipt of such dividends, and, pending such reinvestment, invest the dividend proceeds in such manner as the Trustee deems appropriate. The Trustee will also be directed to establish an account within the Trust for each Director and to credit such account with (i) the number of shares of Common Stock issued to the Trust as a result of elections made by the Director under this Plan; (ii) dividends paid on such shares; and (iii) the additional shares of Common Stock or other investments acquired by the Trustee with such dividends. The Director shall have the authority to direct the Trustee's exercise of voting rights with respect to shares credited to the Director's account, but shall otherwise have no beneficial ownership in or any other rights with respect to such shares.

7.  Distribution

        (a) At the time of election to participate in the Plan, a Director shall also make an election with respect to the distribution of amounts deferred under the Plan plus additional amounts credited pursuant to Items 5(a), 5(b), and 6(b). A Director may elect to receive such amounts in one payment or in some other


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number of approximately equal annual installments (not exceeding 10). The first installment (or the single payment if the Director has so selected) shall be paid on or as soon as practicable after the first day of the calendar year immediately following the year in which the Director ceases to be a Director of NYNEX, and subsequent installments shall be paid on or as soon as practicable after the first day of each succeeding calendar year until the entire amount credited to the Director's accounts under this Plan or the Trust shall have been paid. Amounts credited as cash plus accumulated interest pursuant to Item 5(a) shall be distributed in cash; amounts credited as Deferred Shares pursuant to
Item 5(b) shall be distributed in the form of an equal number of shares of Common Stock; and shares of Common Stock held by the Trust pursuant to Item 6 shall be distributed by the Trustee. Amounts held pending distribution pursuant to this Item shall continue to be credited with additional amounts pursuant to Items 5(a), 5(b) and 5(c).

        (b) The election with respect to the distribution of amounts deferred under this Plan plus additional amounts credited to the Director's accounts shall be contained in the document, referred to in Item 4(b), executed by the Director and filed with the Secretary of NYNEX. Except as provided in Item 4(d), such an election related to compensation otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.

        (c) Notwithstanding an election pursuant to Item 7(a), in the event a Director ceases to be a Director of NYNEX and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with NYNEX or any of its affiliates, or becomes employed by any governmental agency having jurisdiction over the activities of NYNEX or any of its affiliates, the entire balance of deferred compensation, plus the additional amounts credited pursuant to Items 5(a), 5(b) and 6(b), shall be paid immediately in a single payment.

        (d) If a Director should die before full payment of all amounts credited to his or her accounts under the Plan or the Trust, the balance of deferred compensation, plus the additional amounts credited pursuant to Items 5(a), 5(b), and 6(b), shall be paid as soon as reasonably practicable to the beneficiary or beneficiaries designated in writing by the Director, or if no designation has been made, to the estate of the Director.

        (e) The Committee may take into account the financial hardship or other unforeseen circumstances of a Director making an election under this Plan and in its absolute discretion may accelerate or otherwise modify the distribution of


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deferred compensation, plus the additional amounts credited pursuant to Items
5(a), 5(b), and 6(b).

8.  Miscellaneous

        (a) The right of a Director to any deferred fees or additional amounts credited pursuant to Items 5(a), 5(b) and 6(b) shall not be subject to assignment, attachment, or alienation by the Director.

        (b) NYNEX shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations hereunder.

        (c) The Board of Directors may at any time amend or terminate the Plan, but such amendments or termination shall not adversely affect the rights of any Director, without his or her consent, to any benefit under the Plan to which such Director may have previously become entitled prior to the effective date of such amendment or termination. The Committee, with the approval of the Executive Vice President and General Counsel of NYNEX (or any successor position), shall be authorized to make minor or administrative amendments to the Plan, as well as amendments required by federal or state statutes applicable to the Plan.

        (d) Copies of the Plan and any and all amendments thereto shall be made available at all reasonable times to all Directors at the office of the Secretary of NYNEX.


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